Exhibit 99

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Management of MillerCoors LLC:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and comprehensive income (loss), of shareholders’ investment and of cash flows present fairly, in all material respects, the financial position of MillerCoors LLC and its subsidiaries as of October 10, 2016 and December 31, 2015, and the results of their operations and their cash flows for the period January 1, 2016 through October 10, 2016, and each of the years ended December 31, 2015 and 2014 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
Denver, Colorado
February 14, 2017, except with respect to Note 19 - Supplemental Guarantor Information, as to which the date is November 1, 2017

MillerCoors LLC and Subsidiaries
Consolidated Statements of Operations and Comprehensive Income (Loss)
(In millions)

	For the period January 1 through October 10	For the years ended December 31
	2016	2015	2014
Sales	$6,987.2	$8,822.2	$8,990.4
Excise taxes	(861.8)	(1,096.7)	(1,142.0)
Net sales	6,125.4	7,725.5	7,848.4
Cost of goods sold	(3,457.4)	(4,547.5)	(4,743.8)
Gross profit	2,668.0	3,178.0	3,104.6
Marketing, general and administrative expenses	(1,413.2)	(1,828.7)	(1,755.9)
Special items	(85.6)	(110.1)	(1.4)
Operating income	1,169.2	1,239.2	1,347.3
Other income (expense):
Interest expense, net	(1.4)	(1.6)	(1.1)
Other income, net	3.7	5.7	5.5
Total other income	2.3	4.1	4.4
Income before income taxes	1,171.5	1,243.3	1,351.7
Income taxes	(3.3)	(4.7)	(6.1)
Net income	1,168.2	1,238.6	1,345.6
Net income attributable to noncontrolling interests	(11.0)	(20.8)	(19.4)
Net income attributable to MillerCoors LLC	$1,157.2	$1,217.8	$1,326.2
Other comprehensive income (loss):
Unrealized gain (loss) on derivative instruments	$42.6	$(130.7)	$(8.0)
Reclassification adjustment on derivative instruments	45.8	41.1	28.3
Pension and other postretirement benefit adjustments	15.9	115.3	(345.1)
Amortization of net prior service credits and net actuarial losses	30.1	89.6	30.7
Other comprehensive income (loss)	134.4	115.3	(294.1)
Comprehensive income	$1,291.6	$1,333.1	$1,032.1
The accompanying notes are an integral part of the consolidated financial statements.

MillerCoors LLC and Subsidiaries
Consolidated Balance Sheets
(In millions, except shares)

	As of October 10	As of December 31
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$39.0	$15.6
Accounts receivable, net	370.6	212.5
Due from affiliates	23.2	27.4
Inventories, net	463.9	487.9
Derivative financial instruments	2.3	0.5
Prepaid assets	78.9	56.6
Total current assets	977.9	800.5
Property, plant and equipment, net	2,875.0	2,884.1
Goodwill	4,482.9	4,360.1
Other intangible assets, net	1,834.5	1,810.5
Derivative financial instruments	8.2	—
Other assets	47.2	44.8
Total assets	$10,225.7	$9,900.0
Liabilities and Shareholders' Investment
Current liabilities:
Accounts payable and other current liabilities (includes affiliate payable amounts of $10.1 and $7.6, respectively)	$1,140.8	$1,180.1
Total current liabilities	1,140.8	1,180.1
Pension and postretirement benefits	1,009.7	1,163.2
Derivative financial instruments	13.5	65.7
Other liabilities	221.5	178.1
Total liabilities	2,385.5	2,587.1
Interest attributable to shareholders:
Capital stock (840,000 Class A shares and 160,000 Class B shares)	—	—
Shareholders' capital	8,913.6	8,518.5
Retained earnings	—	—
Accumulated other comprehensive loss	(1,091.3)	(1,225.7)
Total interest attributable to shareholders	7,822.3	7,292.8
Noncontrolling interest	17.9	20.1
Total shareholders' investment	7,840.2	7,312.9
Total liabilities and shareholders' investment	$10,225.7	$9,900.0
The accompanying notes are an integral part of the consolidated financial statements.

MillerCoors LLC and Subsidiaries
Consolidated Statements of Cash Flows
(In millions)

	For the period January 1 through October 10	For the years ended December 31
	2016	2015	2014
Cash flows from operating activities:
Net income	$1,168.2	$1,238.6	$1,345.6
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	360.5	358.4	311.1
Share-based compensation	4.1	6.0	0.4
Loss on disposal of property, plant and equipment	7.9	19.8	5.8
Other	(21.1)	(5.8)	(1.3)
Changes in assets and liabilities, excluding effects of acquisitions:
Accounts receivable	(152.4)	(3.6)	19.8
Inventories	29.2	4.9	(26.0)
Prepaid and other assets	(27.4)	1.1	2.4
Payables and accruals	(15.0)	64.0	100.8
Derivative financial instruments	(31.0)	(7.9)	30.1
Other liabilities	(96.6)	(8.4)	(44.6)
Net cash provided by operating activities	1,226.4	1,667.1	1,744.1
Cash flows from investing activities:
Additions to property, plant and equipment	(274.5)	(377.7)	(401.1)
Proceeds from sale of assets	7.8	8.6	3.6
Acquisition of businesses, net of cash acquired	(134.9)	(45.1)	—
Other	(0.2)	9.3	—
Net cash used in investing activities	(401.8)	(404.9)	(397.5)
Cash flows from financing activities:
Net contributions and distributions to shareholders	(766.2)	(1,225.4)	(1,324.1)
Payments on debt	(14.4)	(2.6)	(8.9)
Net contributions and distributions to noncontrolling interests	(13.2)	(24.2)	(16.6)
Other	(7.4)	(3.7)	—
Net cash used in financing activities	(801.2)	(1,255.9)	(1,349.6)
Cash and cash equivalents:
Net increase (decrease) in cash and cash equivalents	23.4	6.3	(3.0)
Balance of cash and cash equivalents at beginning of period	15.6	9.3	12.3
Balance of cash and cash equivalents at end of period	$39.0	$15.6	$9.3
Supplemental cash flow information
Interest paid	$—	$—	$0.4
Income taxes paid	5.8	6.0	6.3
The accompanying notes are an integral part of the consolidated financial statements.

MillerCoors LLC and Subsidiaries
Consolidated Statements of Shareholders' Investment
(In millions)

	Capital stock	Shareholders' capital	Retained earnings	Accumulated other comprehensive loss	Noncontrolling interest	Total shareholders' investment
Balance as of December 31, 2013	$—	$8,517.6	$—	$(1,046.9)	$20.7	$7,491.4
Share-based compensation	—	0.4	—	—	—	0.4
Other comprehensive loss	—	—	—	(294.1)	—	(294.1)
Net contributions (distributions)	—	2.1	(1,326.2)	—	(16.6)	(1,340.7)
Net income	—	—	1,326.2	—	19.4	1,345.6
Balance as of December 31, 2014	$—	$8,520.1	$—	$(1,341.0)	$23.5	$7,202.6
Share-based compensation	—	6.0	—	—	—	6.0
Other comprehensive income	—	—	—	115.3	—	115.3
Net contributions (distributions)	—	(7.6)	(1,217.8)	—	(24.2)	(1,249.6)
Net income	—	—	1,217.8	—	20.8	1,238.6
Balance as of December 31, 2015	$—	$8,518.5	$—	$(1,225.7)	$20.1	$7,312.9
Share-based compensation	—	4.1	—	—	—	4.1
Other comprehensive income	—	—	—	134.4	—	134.4
Net contributions (distributions)	—	391.0	(1,157.2)	—	(13.2)	(779.4)
Net income	—	—	1,157.2	—	11.0	1,168.2
Balance as of October 10, 2016	$—	$8,913.6	$—	$(1,091.3)	$17.9	$7,840.2
The accompanying notes are an integral part of the consolidated financial statements.

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements
1. Basis of Presentation and Summary of Significant Accounting Policies
Company Description
MillerCoors LLC and subsidiaries (“MillerCoors” or “the Company”) brews, markets and sells the MillerCoors portfolio of brands in the United States ("U.S.") and Puerto Rico. Its major brands include Coors Light, Miller Lite, Keystone, Miller High Life, and Blue Moon. In addition, the Company brews for third parties under contract brewing arrangements and operates one Company-owned distributor.

MillerCoors is a joint venture combining the U.S. and Puerto Rican operations of SABMiller plc (“SABMiller”) and Molson Coors Brewing Company (“Molson Coors”) with Miller Brewing Company (“Miller”) and MC Holding Company LLC (“Coors”) being the direct owners of the Company (collectively, the “Shareholders”). Miller and Coors each have a 50% voting interest in MillerCoors and a 58% and 42% economic interest, respectively. SABMiller and Molson Coors have agreed that all of their U.S. and Puerto Rican operations will be conducted exclusively through the joint venture. The joint venture commenced on July 1, 2008. MillerCoors' opening balances as of July 1, 2008 were based on contributions of assets and liabilities from the Shareholders recognized on a carryover basis.
Acquisition
On November 11, 2015, Molson Coors entered into a purchase agreement (as amended, the “Purchase Agreement”) with Anheuser-Busch InBev SA/NV (“ABI”) to acquire, contingent upon the closing of the acquisition of SABMiller by ABI pursuant to the transaction announced on November 11, 2015, all of SABMiller’s interest in MillerCoors and all trademarks, contracts and other assets primarily related to the Miller brand portfolio outside of the U.S. and Puerto Rico (the “Acquisition”). On October 11, 2016, Molson Coors completed the Acquisition and MillerCoors became a wholly-owned subsidiary of Molson Coors, resulting in Molson Coors owning 100% of the outstanding equity and voting interests of MillerCoors.
Basis of Presentation and Consolidation
The Company's consolidated financial statements include its accounts and its majority-owned and controlled subsidiaries. The consolidated financial statements are presented on the basis of accounting principles generally accepted in the United States of America (“U.S. GAAP”). Intercompany accounts and transactions have been eliminated in consolidation. Given the significance of MillerCoors' financial results to the consolidated results of Molson Coors, the consolidated financial statements of MillerCoors as of and for the period ended October 10, 2016 are included as an exhibit within Molson Coors' Annual Report on Form 10-K. All adjustments considered necessary for a fair statement of financial results as of and for the period ended October 10, 2016 have been made; however, those financial results are not comparable with prior fiscal periods. In addition, the financial results for the period ended October 10, 2016 are not necessarily indicative of the results that may be expected for the entire fiscal year.
Fiscal Year
The Company's fiscal year ends on December 31. The 2016 financial statements are prepared as of and for the period ended October 10, 2016, the date through which MillerCoors existed as a joint venture of the Shareholders.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires the Company to make certain estimates, judgments and assumptions. The Company believes that the estimates, judgments and assumptions used to determine certain amounts that affect the financial statements are reasonable based on information available at the time they are made. To the extent there are differences between these estimates and actual results, the Company's consolidated financial statements may be materially affected.
Reclassification
During the period ended October 10, 2016, the Company began presenting accounts payable and other current liabilities on the same line on its consolidated balance sheets. Prior period amounts have been reclassified to conform to the current period presentation.

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

Cash and Cash Equivalents
Cash consists of cash on hand and bank deposits. Cash equivalents are all highly liquid temporary investments purchased with an original maturity of less than three months.
Accounts Receivable
The Company records accounts receivable at net realizable value. This carrying value includes an appropriate allowance for estimated uncollectible amounts to reflect any loss anticipated on the accounts receivable balances. The Company calculates this allowance based on its history of write-offs, level of past-due accounts based on the contractual terms of the receivables and its relationships with and the economic status of its customers. The allowance for doubtful accounts is $0.9 million and $0.7 million as of October 10, 2016, and December 31, 2015, respectively.
Inventories
Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out (“FIFO”) method. The Company regularly assesses the shelf-life of its inventories and reserves for those inventories when it becomes apparent the product will not be brewed, packaged or sold within its freshness specifications.
Property, Plant and Equipment
Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets. Buildings and improvements and land improvements are depreciated over useful lives ranging from 20 to 40 years, limited to the minimum lease term for leasehold improvements. Machinery and equipment are depreciated over useful lives ranging from 3 to 25 years. Containers are depreciated over a useful life of 15 years. Land is not depreciated, and construction in progress is not depreciated until ready for service. The cost and related accumulated depreciation of property, plant and equipment retired, or otherwise disposed of, are removed from the consolidated balance sheets. Any gain or loss is included in earnings. Ordinary repairs and maintenance are expensed as incurred.
Computer Software
The Company capitalizes the costs of obtaining or developing internal-use computer software, including directly related payroll costs. Computer software developed or obtained for internal use is depreciated using the straight-line method over the estimated useful life of the software, ranging from 3 to 8 years. The cost and related accumulated depreciation of computer software retired, or otherwise disposed of, are removed from the consolidated balance sheets. Any gain or loss is included in earnings. Internally generated costs associated with maintaining computer software programs are expensed as incurred. Computer software is classified in property, plant and equipment in the consolidated balance sheets.
Impairment of Long-Lived Assets
The Company reviews property, plant and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of property, plant and equipment is measured by comparing the carrying value to the projected undiscounted cash flows that the assets are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying value of the assets exceeds the fair value.
Goodwill and Other Intangible Assets
Finite-lived intangible assets are stated at cost less accumulated amortization using a straight-line basis and impairment losses, if any. Cost is determined as the amount paid by the Company, unless the asset has been acquired as part of a business combination. Amortization is recorded using the straight-line method over the estimated lives of the assets and is included within marketing, general and administrative expenses in the consolidated statements of operations and comprehensive income (loss). The cost and any related accumulated amortization of intangibles which have been disposed of are removed from the consolidated balance sheets. Any gain or loss on disposal is included in earnings.

The Company evaluates the carrying value of its goodwill for impairment at least annually. The Company evaluates its other intangible assets for impairment when there is evidence that certain events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. Significant judgments and assumptions are required in the evaluation of goodwill and intangible assets for impairment.

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

Fair Value Measurements
Authoritative guidance for fair value measurements defines fair value, establishes a framework for measuring fair value and requires disclosures about assets and liabilities measured at fair value in the financial statements. See Note 6, "Goodwill and Other Intangible Assets," for disclosures related to goodwill impairment testing, Note 7, “Fair Value Measurements,” for disclosures related to financial assets and liabilities, Note 10, “Employee Retirement Plans,” for disclosures related to pension assets and Note 17, "Business Combinations" for disclosures related to the variable consideration liability.
Derivative Financial Instruments
The Company recognizes all derivative instruments as either assets or liabilities at their estimated fair value in its consolidated balance sheets. The change in a derivative's fair value is recorded each period in current earnings or accumulated other comprehensive income (loss), depending on whether the derivative is designated as part of a hedge transaction and if so, the type of hedge transaction. See Note 7, “Fair Value Measurements,” and Note 8, “Hedging Transactions and Derivative Financial Instruments,” for disclosure of the Company's derivative instruments and hedging activities.
Share-Based Payments
All share-based awards granted by the Company to certain employees are liability classified awards and changes in the fair value of the grants are recognized as compensation cost in the financial statements.

There are certain share-based compensation plans where employees of the Company were granted awards while employed by the Shareholders prior to the formation of the Company. Compensation cost related to these plans is recognized based on the fair value of the grants at every period end for unvested awards because the employees are earning their share-based compensation while working at the Company. In addition, because the Company is an unconsolidated subsidiary of the Shareholders, the holders of the awards are considered “non-employees” and the compensation cost is calculated under variable accounting. The Company recorded $4.1 million for the period of January 1, 2016, through October 10, 2016, and $6.0 million and $0.4 million for the years ended December 31, 2015 and 2014, respectively, of compensation costs in marketing, general and administrative expenses in the consolidated statements of operations and comprehensive income (loss) related to these awards. See Note 16, “Share-Based Payments,” for information on additional share-based compensation plans of the Company.
Revenue Recognition
Revenue is recognized when the significant risks and rewards of ownership, including the risk of loss due to damaged, lost or stolen product, are transferred to the customer, which is at the time of shipment.

The cost of various cash incentives and discount programs, such as price promotions, rebates and coupons, are treated as a reduction of sales. Sales of products are for cash or otherwise agreed upon credit terms. Sales are stated net of discounts and returns.

Freight costs billed to customers for shipping and handling are recorded as sales, and shipping and handling expenses are recognized as cost of goods sold. The amounts billed to a customer for shipping and handling represent revenues earned for the services provided. The costs incurred for shipping and handling represent costs incurred to deliver the product. The Company has adopted a policy to include these costs within cost of goods sold.
Excise Taxes
Excise taxes remitted to tax authorities are state and federal excise taxes on beer shipments. Excise taxes on beer shipments are shown in a separate line item in the consolidated statements of operations and comprehensive income (loss) as a reduction of sales. Excise taxes are recognized as a liability, with the liability subsequently reduced when the taxes are remitted to the tax authority.
Cost of Goods Sold
Cost of goods sold includes brewing raw materials, packaging materials, manufacturing costs, plant administrative support and overhead, inbound and outbound freight costs, purchasing and receiving costs, inspection costs, warehousing and internal transfer costs.
Marketing, General and Administrative Expenses
Marketing, general and administrative expenses include marketing costs, sales costs and non-manufacturing administrative and overhead costs. The creative portion of the Company's advertising activities is expensed as incurred. Production costs are expensed when the advertising is first run. Marketing expense was $746.3 million for the period of January 1, 2016, through

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

October 10, 2016, and $920.8 million and $889.1 million for the years ended December 31, 2015 and 2014, respectively. Prepaid marketing costs of $45.4 million and $23.8 million were included in prepaid assets in the consolidated balance sheets as of October 10, 2016, and December 31, 2015, respectively.
Special Items
Special items represent charges incurred or benefits realized that either the Company does not believe to be indicative of its core operations, or the Company believes are significant to its current operating results warranting separate classification; specifically, such items are considered to be one of the following:

•	infrequent or unusual items,

•	impairment or asset abandonment-related losses,

•	restructuring charges and other atypical employee-related costs, or

•	gains (losses) on disposal of investments.

The items classified as special items are not necessarily non-recurring; however, they are deemed to be incremental to income earned or costs incurred by the Company in conducting normal operations, and therefore are presented separately from other components of operating income.
Income Taxes
The Shareholders of the Company have elected to treat the Company as a partnership for U.S. federal and state income tax purposes.  Accordingly, the related tax attributes of the Company are passed through to the Shareholders and income taxes are payable by the Shareholders.

These consolidated financial statements include an income tax provision related to state taxes as the Company is still subject to income taxes in certain states or jurisdictions.
New Accounting Pronouncements
In May 2015, the Financial Accounting Standards Board ("FASB") issued an amendment to the fair value measurement guidance that applies to reporting entities that elect to measure the fair value of an investment using the net asset value (“NAV”) per share (or its equivalent) practical expedient. Under the new guidance, investments for which fair value is measured, or are eligible to be measured, using the NAV per share practical expedient are excluded from the fair value hierarchy. The amendment also removes certain disclosure requirements for these investments. The adoption of this guidance in 2016 resulted in revisions to the prior year presentation of the fair value hierarchy within Note 10, "Employee Retirement Plans". The adoption of this guidance did not impact our financial position or results of operations. See Note 10, "Employee Retirement Plans" for further information related to the adoption of this guidance.
New Accounting Pronouncements Not Yet Adopted
In August 2016, the FASB issued authoritative guidance intended to clarify how entities should classify certain cash receipts and cash payments on the statement of cash flows. The amendment addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice. These updates are effective for annual reporting periods beginning after December 15, 2017, and interim periods within those annual periods, with early adoption permitted. The guidance should be applied retrospectively unless it is impractical to do so; in which case, the guidance should be applied prospectively as of the earliest date practicable. We do not anticipate that this guidance will have a material impact on our consolidated financial statements.

In February 2016, the FASB issued authoritative guidance intended to increase transparency and comparability among organizations by recognizing lease assets and liabilities on the balance sheet and disclosing key information about leasing arrangements. Under the new guidance, lessees will be required to recognize a right-of-use asset and a lease liability, measured on a discounted basis, at the commencement date for all leases with terms greater than twelve months. Additionally, this guidance will require disclosures to help financial statement users to better understand the amount, timing, and uncertainty of cash flows arising from leases, including qualitative and quantitative requirements. The guidance should be applied under a modified retrospective transition approach for leases existing at the beginning of the earliest comparative period presented in the adoption-period financial statements. Any leases that expire before the initial application date will not require any accounting adjustment. This guidance is effective for annual reporting periods beginning after December 15, 2018, including interim periods within those annual periods, with early adoption permitted. We are currently evaluating the potential impact on our financial position and results of operations upon adoption of this guidance.

In July 2015, the FASB issued authoritative guidance intended to simplify the measurement of inventory. The amendment requires entities to measure in-scope inventory at the lower of cost and net realizable value, and replaces the current

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

requirement to measure in-scope inventory at the lower of cost or market, which considers replacement cost, net realizable value, and net realizable value less an approximate normal profit margin. This guidance is effective for annual reporting periods, and interim periods within those annual periods, beginning after December 15, 2016. The amendment should be applied prospectively with early adoption permitted. We are currently evaluating the potential impact on our financial position and results of operations upon adoption of this guidance, but anticipate that such impact would be minimal.

In May 2014, the FASB issued authoritative guidance related to new accounting requirements for the recognition of revenue from contracts with customers. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for the goods or services. Subsequent to the release of this guidance, the FASB has issued additional updates intended to provide interpretive clarifications and to reduce the cost and complexity of applying the new revenue recognition standard both at transition and on an ongoing basis. The new standard and related amendments are effective for annual reporting periods beginning after December 15, 2017, and interim periods within those annual periods. Early adoption is permitted for annual reporting periods beginning after December 15, 2016, including interim periods within that annual reporting period. Upon adoption of the new standard, the use of either a full retrospective or cumulative effect transition method is permitted. We have not yet selected a transition method and are currently evaluating the potential impact on our financial position and results of operations upon adoption of this guidance.

Other than the items noted above, there have been no new accounting pronouncements not yet effective or adopted in the current year that are expected to have a significant impact, or potential significant impact, to the consolidated financial statements of the Company.

2. Variable Interest Entities
Once an entity is determined to be a variable interest entity (“VIE”), the party with the controlling financial interest, the primary beneficiary, is required to consolidate the entity.  The Company has investments in VIEs, of which the Company has determined it is the primary beneficiary based on various characteristics of the arrangements, including the Company’s position as the primary recipient of the output of the arrangements.  These are RMMC and RMBC (each as defined below).  Accordingly, the Company has consolidated these two joint ventures.

Authoritative guidance related to the consolidation of VIEs requires that the Company continually reassess whether the Company is the primary beneficiary of VIEs in which it has an interest. As such, the conclusion regarding the primary beneficiary status is subject to change, and the Company continually evaluates circumstances that could require consolidation or deconsolidation.

Rocky Mountain Metal Container

Rocky Mountain Metal Container (“RMMC”), a Colorado limited liability company, is a joint venture with Ball Corporation (“Ball”) in which the Company holds a 50% interest. The Company has a can and end supply agreement with RMMC. Under this agreement, the Company purchases substantially all of the output of RMMC. RMMC manufactures cans and ends at the Company's facilities, which RMMC is operating under a use and license agreement. As RMMC is a limited liability company (“LLC”), the tax consequences flow to the joint venture partners.
Rocky Mountain Bottle Company

Rocky Mountain Bottle Company (“RMBC”), a Colorado limited liability company, is a joint venture with Owens-Brockway Glass Container, Inc. (“Owens”) in which the Company holds a 50% interest. The Company has a supply agreement with RMBC under which the Company agrees to purchase output approximating the agreed upon annual plant capacity of RMBC. RMBC manufactures bottles at the Company's facilities, which RMBC is operating under a lease agreement. As RMBC is a LLC, the tax consequences flow to the joint venture partners.
3. Special Items
The Company has incurred charges it does not believe to be indicative of its core operations or that are significant to operating results warranting separate classification. As such, the Company has separately classified these charges or benefits as special items.

Special items, as reported in the consolidated statements of operations and comprehensive income (loss), consist of:

	For the period January 1 through October 10	For the years ended December 31
	2016	2015	2014
	(In millions)
Restructuring charges	$14.0	$4.0	$1.4
Accelerated depreciation and asset write-offs	105.8	63.7	—
Postretirement medical benefit curtailment gain	(25.7)	—	—
Pension settlement loss	—	42.4	—
Investment remeasurement gain	(8.5)	—	—
Total	$85.6	$110.1	$1.4

During the third quarter of 2015, MillerCoors announced plans to close its brewery in Eden, North Carolina, in an effort to optimize the brewery footprint and streamline operations for greater efficiencies. Products produced in Eden were transitioned to other breweries in the MillerCoors network and the Eden brewery is now closed. Total net special charges for the period of January 1, 2016, through October 10, 2016 related to the Eden closure were $94.1 million, including accelerated depreciation on Eden fixed assets of $103.2 million. Accelerated depreciation represents costs in excess of normal depreciation of Eden assets, which is classified in cost of goods sold. The restructuring charges of $14.0 million relate primarily to employee related costs, including severance of $8.5 million. Special items during the period of January 1, 2016, through October 10, 2016 also include a postretirement medical benefit curtailment gain related to the closure of Eden of $25.7 million. See Note 11, “Postretirement Benefits” for additional information.

For the year ended December 31, 2015, MillerCoors incurred special charges of $67.7 million related to the closure of the Eden brewery, including $61.3 million of accelerated depreciation in excess of normal depreciation. The restructuring charges of $4.0 million relate to severance. MillerCoors expects to continue to incur special charges during 2017 related to the closure of the brewery. Total special charges associated with the Eden closure are expected to be up to approximately $180 million, of which $161.8 million have been incurred through the period ended October 10, 2016, consisting primarily of accelerated depreciation. However, this estimate is uncertain, and actual results could differ from these estimates due to uncertainty regarding the ultimate net cost associated with the disposition of assets, contract termination costs, and other costs associated with the closure.

During the period of January 1, 2016, through October 10, 2016, MillerCoors recognized a gain of $8.5 million in special items for the excess of the fair value of its previously held equity interest in a craft brewer over its carrying value as of the acquisition date. See Note 17, "Business Combinations" for more information.

During 2015, the Company recognized a pension settlement loss of $42.4 million. The settlement loss related to an offer to certain terminated vested plan participants for a one-time opportunity to receive the present value of their accrued monthly pension benefit under the plan in the form of a lump sum distribution. Settlement payments made from plan assets under this offer in 2015, when combined with lump sum payments made during 2015 under the plan's normal terms, triggered a partial settlement event and increased net periodic benefit cost. See Note 10, "Employee Retirement Plans" for additional information.

During 2014, the Company continued restructuring activities impacting approximately 200 salaried employees in order to reduce fixed costs. Related to this restructuring program, the Company recorded charges for the year ended December 31, 2014 of $1.4 million. Severance costs included in total restructuring charges for the year ended December 31, 2014 were $0.4 million. The remaining charges consist of relocation costs and other employee benefits.

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

The following table summarizes accrual activity related to the brewery closure described above, charges in 2014 related to the continued restructuring activities described above, and unpaid contract termination costs related to the joint venture formation, which are included in accounts payable and other current liabilities and other liabilities on the consolidated balance sheets:

	Severance costs	Contract termination costs	Total costs
	(In millions)
Balance as of December 31, 2013	$9.8	$0.4	$10.2
Charges incurred	0.4	—	0.4
Payments made	(7.8)	(0.1)	(7.9)
Balance as of December 31, 2014	$2.4	$0.3	$2.7
Charges incurred	4.0	—	4.0
Payments made	(2.6)	(0.1)	(2.7)
Balance as of December 31, 2015	$3.8	$0.2	$4.0
Charges incurred	8.5	—	8.5
Payments made	(5.4)	(0.1)	(5.5)
Balance as of October 10, 2016	$6.9	$0.1	$7.0

4. Inventories
Inventories, net of reserves, consist of the following:

	As of October 10	As of December 31
	2016	2015
	(In millions)
Raw materials	$255.8	$294.9
Work in process	68.5	70.8
Finished goods	92.6	79.7
Spare parts	47.8	47.3
Other inventories	16.9	14.4
Total gross inventories	$481.6	$507.1
Inventory reserves	(17.7)	(19.2)
Total inventories, net	$463.9	$487.9
5. Property, Plant and Equipment
Property, plant and equipment, net of the related accumulated depreciation, consists of the following:

	As of October 10	As of December 31
	2016	2015
	(In millions)
Land and improvements	$240.0	$227.1
Buildings and improvements	1,026.1	989.6
Machinery and equipment	4,840.9	4,664.3
Capitalized software	376.0	409.8
Containers	177.8	189.4
Construction in progress	273.3	320.5
Total property, plant and equipment at cost	$6,934.1	$6,800.7
Less: accumulated depreciation	(4,059.1)	(3,916.6)
Total property, plant and equipment, net	$2,875.0	$2,884.1

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

Depreciation of property, plant and equipment was $305.2 million for the period of January 1, 2016, through October 10, 2016, and $292.7 million and $246.0 million for the years ended December 31, 2015 and 2014, respectively. Accelerated depreciation related to the Eden, North Carolina brewery closure which is recorded as a special item was $103.2 million for the period of January 1, 2016, through October 10, 2016, and $61.3 million for the year ended December 31, 2015. See Note 3, "Special Items" for more information. Included in depreciation is software amortization of $29.7 million for the period of January 1, 2016, through October 10, 2016, and $32.9 million and $36.3 million for the years ended December 31, 2015 and 2014, respectively.

6. Goodwill and Other Intangible Assets
As of October 10, 2016, and December 31, 2015, the carrying value of goodwill resulted primarily from the Shareholders' transactions prior to the formation of the joint venture. The Company is required to perform goodwill impairment tests on at least an annual basis and more frequently in certain circumstances. As of October 10, 2016, the annual November goodwill impairment test had not been performed for the period of January 1, 2016, through October 10, 2016, due to the timing of the Acquisition. However, there have been no indicators of impairment identified that require the Company to perform an impairment test. The increase in Goodwill for the period of January 1, 2016, through October 10, 2016 is solely related to the business combinations discussed in Note 17, "Business Combinations".

The net increase in Other Intangible Assets cost for the period of January 1, 2016, through October 10, 2016 is primarily related to the business combinations discussed in Note 17, "Business Combinations".

The following tables present details of the Company's finite-lived intangible assets:

	As of October 10, 2016
	Useful life	Cost	Accumulated amortization	Net
	(Years)	(In millions)
Intangible assets subject to amortization:
Brands	8-40	$2,237.1	$(517.9)	$1,719.2
Distribution network	29	85.0	(41.0)	44.0
Contract brewing	8	35.0	(35.0)	—
Patents	16	22.0	(19.2)	2.8
Distribution rights	15-29	96.8	(32.7)	64.1
Other	15-39	13.7	(9.3)	4.4
Total		$2,489.6	$(655.1)	$1,834.5

	As of December 31, 2015
	Useful life	Cost	Accumulated amortization	Net
	(Years)	(In millions)
Intangible assets subject to amortization:
Brands	8-40	$2,157.0	$(469.7)	$1,687.3
Distribution network	29	85.0	(38.7)	46.3
Contract brewing	8	35.0	(35.0)	—
Patents	16	22.0	(18.2)	3.8
Distribution rights	15-29	97.9	(29.6)	68.3
Other	15-39	13.7	(8.9)	4.8
Total		$2,410.6	$(600.1)	$1,810.5

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

The estimated future amortization expense for intangible assets for the years ending December 31 is as follows:

Amount
(In millions)
2016-remaining	$17.3
2017	78.0
2018	77.6
2019	76.5
2020	76.5
2021	76.5

Amortization expense of intangible assets was $55.3 million for the period of January 1, 2016, through October 10, 2016, and $65.7 million and $65.1 million for the years ended December 31, 2015 and 2014, respectively.

7. Fair Value Measurements
Derivative assets and liabilities are financial instruments measured at fair value on a recurring basis. Certain assets and liabilities are subject to review for impairment and are subject to fair value measurement on a non-recurring basis. The guidance on fair value measurements and disclosures has been applied to these balances accordingly.

The authoritative guidance for fair value establishes a hierarchy that prioritizes fair value measurements based on the types of inputs used for the various valuation techniques (market approach, income approach and cost approach). The Company utilizes a combination of market and income approaches to value derivative instruments. The Company’s financial assets and liabilities are measured using inputs from the three levels of the fair value hierarchy. The three levels of the hierarchy are as follows:

Level 1	Unadjusted quoted prices in active markets for identical assets or liabilities
Level 2	Unadjusted quoted prices in active markets for similar assets or liabilities, or
Unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or
Inputs other than quoted prices that are observable for the asset or liability
Level 3	Unobservable inputs for the asset or liability

The following tables present information about the Company's derivative assets and liabilities measured at fair value on a recurring basis:

	Fair value measurements as of October 10, 2016
	Total	Level 1	Level 2	Level 3
	(In millions)
Commodity derivative assets	$10.5	$—	$10.5	$—
Commodity derivative liabilities	(35.8)	—	(35.8)	—
Foreign exchange liabilities	(0.1)	—	(0.1)	—
Total	$(25.4)	$—	$(25.4)	$—

	Fair value measurements as of December 31, 2015
	Total	Level 1	Level 2	Level 3
	(In millions)
Commodity derivative assets	$0.5	$—	$0.5	$—
Commodity derivative liabilities	(144.8)	—	(144.8)	—
Foreign exchange liabilities	(0.5)	—	(0.5)	—
Total	$(144.8)	$—	$(144.8)	$—

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

The Company recognizes the transfer of derivative instruments between the levels in the fair value hierarchy at the end of the reporting period. There were no transfers between Level 1 and Level 2 during the period of January 1, 2016, through October 10, 2016, or fiscal year 2015. The Company had no outstanding derivatives classified as Level 3 as of October 10, 2016, and December 31, 2015.

The Company endeavors to utilize the best available information in measuring fair value. The derivative assets and liabilities are valued using the listed markets if market data for identical contracts exist or a combination of listed markets and published prices if market data for similar contracts exist. As such, these derivative instruments are classified within Level 1 or Level 2, as appropriate. The Company manages credit risk of its derivative instruments on the basis of its net exposure with each counterparty and has elected to measure the fair value in the same manner.

With the exception of barley supply contracts, the Company holds master netting arrangements with all counterparties, entitling it to the right of offset and net settlement for all contracts. See Note 8, “Hedging Transactions and Derivative Financial Instruments," for additional information. The following tables present information about the Company’s gross derivative assets and liabilities as well as the related offsetting amounts in the consolidated balance sheets:

	Offsetting of derivative assets as of October 10, 2016
	Gross amounts of recognized assets	Gross amounts offset in the consolidated balance sheets	Net amounts of assets presented in the consolidated balance sheets
	(In millions)
Description
Derivatives	$18.0	$(7.5)	$10.5
Total	$18.0	$(7.5)	$10.5

	Offsetting of derivative liabilities as of October 10, 2016
	Gross amounts of recognized liabilities	Gross amounts offset in the consolidated balance sheets	Net amounts of liabilities presented in the consolidated balance sheets
	(In millions)
Description
Derivatives	$43.4	$(7.5)	$35.9
Total	$43.4	$(7.5)	$35.9

	Offsetting of derivative assets as of December 31, 2015
	Gross amounts of recognized assets	Gross amounts offset in the consolidated balance sheets	Net amounts of assets presented in the consolidated balance sheets
	(In millions)
Description
Derivatives	$0.5	$—	$0.5
Total	$0.5	$—	$0.5

	Offsetting of derivative liabilities as of December 31, 2015
	Gross amounts of recognized liabilities	Gross amounts offset in the consolidated balance sheets	Net amounts of liabilities presented in the consolidated balance sheets
	(In millions)
Description
Derivatives	$148.9	$(3.6)	$145.3
Total	$148.9	$(3.6)	$145.3

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

The carrying amounts of the Company’s cash and cash equivalents, accounts receivable, accounts payable and current accrued liabilities approximate fair value as recorded due to the short-term maturity of these instruments.

8. Hedging Transactions and Derivative Financial Instruments
Overview and Risk Management Policies

In the normal course of business, the Company is exposed to fluctuations in commodity prices and foreign exchange rates. These exposures relate to the acquisition of brewing materials, packaging materials, transportation surcharges and imported products. The Company has established policies and procedures that govern the strategic management of these exposures through the use of a variety of financial instruments. By policy, the Company does not enter into such contracts for trading purposes or for the purpose of speculation.

The Company’s objective in managing its exposure to fluctuations in commodity prices is to reduce the volatility in its cash flows and earnings caused by fluctuations in the commodity markets. To achieve this objective, the Company may enter into futures contracts, swaps, options, and purchased option collars. In general, maturity dates of the contracts coincide with market purchases of the commodity. The Company may also embed option features within its barley supply contracts that require bifurcation. There were no barley related embedded options outstanding as of October 10, 2016. These embedded options are accounted for at fair value on the consolidated balance sheet as of December 31, 2015. The Company may simultaneously enter into offsetting option contracts with financial counterparties that mirror the terms of the option feature in the supply contracts. As of October 10, 2016, and December 31, 2015, the Company had financial commodity swaps, futures contracts and options in place to hedge certain future expected purchases of aluminum can sheet, aluminum cans, natural gas, electricity, and diesel fuel surcharge. As of December 31, 2015, the Company also had financial commodity options to hedge certain future expected purchases of barley. These contracts are either marked-to-market, with changes in fair value recognized in cost of goods sold, or have been designated as cash flow hedges of forecasted purchases and recognized in other comprehensive income (loss).

In order to manage exposure to fluctuations in foreign currency and to reduce the volatility in cash flows and earnings caused by fluctuations in foreign exchange rates, the Company enters into forward contracts. The Company’s exposure to foreign exchange rates exists primarily with the European Euro and the Czech Koruna. Maturity dates of the contracts generally coincide with the settlement of the forecasted transactions and these contracts are marked-to-market, with changes in fair value recognized in cost of goods sold.

As of October 10, 2016, the maturities of the Company’s derivative instruments ranged from one month to five years. The following are notional transaction values for the Company’s outstanding derivatives, summarized by instrument type:

	Notional value
	As of October 10	As of December 31
	2016	2015
	(In millions)
Instrument Type:
Swaps	$663.2	$876.9
Forwards	8.4	12.3
Options[1]	25.2	93.2
Total	$696.8	$982.4

[1] Comprised of both buy and sell positions, shown in terms of absolute value.

The Company also enters into physical hedging agreements directly with its suppliers as a part of its risk management strategy. The Company has concluded that some of these contracts are derivatives and has elected the “Normal Purchase Normal Sales” exemption. As a result, these contracts do not need to be recorded on the consolidated balance sheets. For contracts which the Company elected the “Normal Purchase Normal Sales” scope exception, it appropriately documented the basis of its conclusion. The Company also considers whether any provisions in its contracts represent “embedded” derivative instruments, as defined in the accounting standards, and applies the appropriate accounting.

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

Counterparty Risk and Collateral

Counterparty default risk is considered low because the types of derivatives that the Company enters into are either over-the-counter instruments transacted with highly rated financial institutions or highly liquid exchange-traded instruments with frequent margin posting requirements. Additionally, bilateral collateral posting arrangements are in place with the Company’s counterparties, including some suppliers, which require posting of collateral if the fair values of its positions exceed certain thresholds. These agreements call for the posting of collateral in the form of cash if a fair value loss position to the Company’s counterparties or the Company exceeds a certain amount, which varies by counterparty.

The Company has elected to present its cash collateral utilizing a gross presentation, in which cash collateral amounts held or provided are not netted against the fair value of outstanding derivative instruments. The Company has no posted collateral as of October 10, 2016, and December 31, 2015.

Hedge Accounting Policies and Presentation

The majority of all derivatives entered into by the Company qualify for and are designated as cash flow hedges.

All derivatives are recognized on the consolidated balance sheets at their fair value. See discussion regarding fair value measurements in Note 7, “Fair Value Measurements.” The effective portion of changes in the fair value of commodity derivative instruments qualifying as cash flow hedges are reported in other comprehensive income (loss) and are subsequently reclassified into earnings when the forecasted transaction affects earnings. Gains and losses from the ineffective portion or the excluded component of any hedge are recognized in earnings immediately. The Company formally documents all relationships between hedging instruments and hedged items, as well as the risk-management objective and strategy for undertaking hedge transactions, as required by the standards. The Company formally assesses, both at hedge inception and on an ongoing basis, whether the derivatives that are used in hedging transactions have been highly effective in offsetting changes in the cash flows of hedged items and whether those derivatives may be expected to remain highly effective in future periods. When it is determined that a derivative is not, or has ceased to be, highly effective as a hedge, the Company discontinues hedge accounting prospectively. When the Company discontinues hedge accounting prospectively, but it continues to be probable that the forecasted transaction will occur, the existing gain or loss on the derivative remains in accumulated other comprehensive income (loss) and is reclassified into earnings when the original forecasted transaction affects earnings. In a situation where it becomes probable that a hedged forecasted transaction will not occur, any gains and/or losses that have been recorded in accumulated other comprehensive income (loss) would be immediately reclassified into earnings. In all situations in which hedge accounting is discontinued and the derivative remains outstanding, the Company will carry the derivative at its fair value on the consolidated balance sheets until maturity, recognizing future changes in the fair value in earnings.

The Company records realized gains and losses from derivative instruments to the same financial statement line item as the hedged item/forecasted transaction. Changes in unrealized gains and losses for derivatives not designated as a cash flow hedge are recorded directly in earnings each period and are recorded to the same financial statement line item as the associated realized (cash settled) gains and losses. Cash flows from the settlement of derivatives, including both economic hedges and those designated in hedge accounting relationships, appear in the consolidated statements of cash flows in the same categories as the cash flows of the hedged item.

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

Results of Derivative Activities

The following tables present the location and fair value of all assets and liabilities associated with the Company's hedging instruments within the consolidated balance sheets:

	Fair value as of October 10		Fair value as of December 31
	2016		2015
	Assets	Liabilities	Assets	Liabilities
	(In millions)
Derivatives designated as hedging instruments:
Current:
Commodity contracts	$1.1	$(21.0)	$0.5	$(63.3)
Noncurrent:
Commodity contracts	5.8	(13.5)	—	(61.2)
Total derivatives designated as hedging instruments	$6.9	$(34.5)	$0.5	$(124.5)

Derivatives not designated as hedging instruments:
Current:
Commodity contracts	$1.2	$(1.3)	$—	$(15.8)
Foreign exchange contracts	—	(0.1)	—	(0.5)
Noncurrent:
Commodity contracts	2.4	—	—	(4.5)
Total derivatives not designated as hedging instruments	$3.6	$(1.4)	$—	$(20.8)
Total derivatives	$10.5	$(35.9)	$0.5	$(145.3)

The following tables present the impact of derivative instruments and their location within the consolidated statements of operations and comprehensive income (loss). Amounts are presented gross of tax.

	For the period January 1 through October 10, 2016
	Net gain (loss) recognized in OCI on derivative (Effective portion)	Net gain (loss) reclassified from AOCI into income (Effective portion)		Net gain (loss) recorded in income (Ineffective portion)
	Amount	Location	Amount	Location	Amount
	(In millions)
Derivatives in cash flow hedging relationships:
Commodity contracts	$42.6	Cost of goods sold	$(45.8)	Cost of goods sold	$3.8
Total	$42.6		$(45.8)		$3.8

	For the year ended December 31, 2015
	Net gain (loss) recognized in OCI on derivative (Effective portion)	Net gain (loss) reclassified from AOCI into income (Effective portion)		Net gain (loss) recorded in income (Ineffective portion)
	Amount	Location	Amount	Location	Amount
	(In millions)
Derivatives in cash flow hedging relationships:
Commodity contracts	$(130.7)	Cost of goods sold	$(41.1)	Cost of goods sold	$5.3
Total	$(130.7)		$(41.1)		$5.3

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

	For the year ended December 31, 2014
	Net gain (loss) recognized in OCI on derivative (Effective portion)	Net gain (loss) reclassified from AOCI into income (Effective portion)		Net gain (loss) recorded in income (Ineffective portion)
	Amount	Location	Amount	Location	Amount
	(In millions)
Derivatives in cash flow hedging relationships:
Commodity contracts	$(8.0)	Cost of goods sold	$(28.3)	Cost of goods sold	$(18.9)
Total	$(8.0)		$(28.3)		$(18.9)

		For the period January 1 through October 10	For the years ended December 31
		2016	2015	2014
	Location of net gain (loss) recognized in income on derivative	Amount of net gain (loss) recognized in income on derivative	Amount of net gain (loss) recognized in income on derivative	Amount of net gain (loss) recognized in income on derivative
		(In millions)
Derivatives not in hedging relationship:
Commodity contracts	Cost of goods sold	$10.4	$(20.4)	$(14.9)
Foreign exchange contracts	Cost of goods sold	0.2	(1.2)	(1.5)
Total		$10.6	$(21.6)	$(16.4)

Included in the Company's total net unrealized losses from commodity cash flow hedges as of October 10, 2016, are approximately $24.0 million in unrealized net losses that are expected to be reclassified into earnings within the next twelve months.
9. Accounts Payable and Other Current Liabilities
Accounts payable and other current liabilities consist of:

	As of October 10	As of December 31
	2016	2015
	(In millions)
Accounts payable and accrued trade payable	$591.5	$562.4
Accrued compensation	147.7	162.6
Accrued selling and marketing costs	146.8	145.2
Accrued excise and non-income related taxes	96.2	94.8
Customer deposits on containers	48.1	48.4
Current portion of pension and postretirement benefits	46.9	46.8
Derivative financial instruments	22.4	79.6
Other[1]	41.2	40.3
Total accounts payable and other current liabilities	$1,140.8	$1,180.1

[1] Includes primarily income taxes and other miscellaneous accrued liabilities.
10. Employee Retirement Plans
Defined Contribution Plans

Essentially all employees of the Company are covered by a qualified defined contribution plan, the provisions of which vary by employee group. Contributions by the Company to qualified defined contribution plans were $56.9 million for the period of

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

January 1, 2016, through October 10, 2016, and $63.4 million and $64.0 million for the years ended December 31, 2015 and 2014, respectively.

Multi-employer Pension Plans

The Company participates in and makes contributions to multi-employer pension plans. Contributions to multi-employer pension plans were $6.6 million for the period of January 1, 2016, through October 10, 2016, and $8.1 million and $7.7 million for the years ended December 31, 2015 and 2014, respectively.

Defined Benefit Plans

The Company offers defined benefit plans that cover salaried non-union, hourly non-union and union employees while maintaining separate benefit structures across the various employee groups. Benefit accruals for the majority of salaried non-union, hourly non-union and union employees have been frozen and the plans are closed to new entrants.

The actuarial method used is the projected unit credit method.

The accumulated benefit obligation, changes in the projected benefit obligation and plan assets and funded status of the pension plans are as follows:

	As of October 10	As of December 31
	2016	2015
	(In millions)
Accumulated benefit obligation	$3,027.5	$2,855.6
Change in projected benefit obligation:
Projected benefit obligation, beginning of period	$2,873.4	$3,199.6
Settlements	(1.1)	(122.0)
Service cost	0.2	0.3
Interest cost	84.1	114.0
Actuarial loss/(gain)	221.5	(161.4)
Benefits paid	(132.3)	(157.1)
Projected benefit obligation, end of period	$3,045.8	$2,873.4
Change in plan assets:
Fair value of plan assets, beginning of period	$2,422.4	$2,629.4
Settlements	(1.1)	(122.0)
Actual return/(loss) on plan assets	338.3	(28.8)
Employer contributions	102.2	110.4
Administrative expenses	(5.9)	(9.5)
Benefits paid	(132.3)	(157.1)
Fair value of plan assets, end of period	$2,723.6	$2,422.4
Funded status at end of period:
Projected benefit obligation	$(3,045.8)	$(2,873.4)
Fair value of plan assets	2,723.6	2,422.4
Funded status—underfunded	$(322.2)	$(451.0)
Amounts recognized in the consolidated balance sheets:
Current liabilities	$(2.6)	$(2.2)
Noncurrent liabilities	(319.6)	(448.8)
Total	$(322.2)	$(451.0)
Amounts included in accumulated other comprehensive (income) loss:
Net actuarial loss	$985.6	$1,028.6
Net prior service cost	0.1	0.2
Total	$985.7	$1,028.8

During 2015, the Company offered certain terminated vested plan participants a one-time opportunity to receive the present value of their accrued monthly pension benefit under the plan in the form of a lump sum distribution. Settlement payments

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

made from plan assets, including settlement payments made under this offer, totaled $122.0 million, and resulted in settlement losses of $43.1 million of which a portion is reflected in special items. See Note 3, "Special Items," for additional details.

The estimated prior service cost and net actuarial loss for defined benefit pension plans that will be amortized from accumulated other comprehensive loss into net periodic pension cost over the next fiscal year are $0.1 million and $35.0 million, respectively.

Updated actuarial mortality tables were included in the calculation of the benefit obligation as of October 10, 2016. Assumptions used in the calculation of the benefit obligation include the settlement discount rate and rate of compensation increases and are detailed in the table below.

	As of October 10	As of December 31
	2016	2015
Weighted-average assumptions:
Discount rate[1]	3.24%	3.94%
Rate of compensation increases	2.00%	2.00%

[1] Rate utilized based on the Citigroup Pension Liability Index and combined projected cash flows at period end.

The assets of the MillerCoors LLC Pension Plan (the "Plan") are invested using a Liability Driven Investment ("LDI") approach intended to minimize the impact of interest rate changes on the Plan's funded status. Following is a comparison of target asset allocations to actual asset allocations:

	As of October 10		As of December 31
	2016		2015
	Target allocation	Actual allocation	Target allocation	Actual allocation
Equity securities	19%	20%	19%	18%
Fixed income securities[1]	81%	80%	81%	82%
Total	100%	100%	100%	100%

[1] Includes cash held in short term investment funds.

A portion of Plan assets is allocated to a growth, or return seeking, portfolio investing in a diversified pool of assets including both U.S. and international equity and fixed income securities intended to generate incremental returns relative to a risk free rate in order to meet future liability growth. Additionally, a portion of Plan assets is allocated to an interest rate immunizing portfolio comprised of long duration fixed income securities, U.S. treasury strips and derivative overlay positions designed to offset changes in the value of pension liabilities and mitigate funded status volatility resulting from changes in interest rates. Finally, a portion of Plan assets is allocated to a portfolio of cash and cash equivalents designed to meet short-term liquidity needs, reduce overall risk and provide collateral for certain derivative positions. Allocations between the growth portfolio, immunizing portfolio and liquidity portfolio are outlined in the Plans' formal Investment Policy Statement and are determined based on the estimated funded status, with specific asset allocations prescribed for various ranges of funded status.

Equity securities primarily include investments in commingled equity funds, large and small cap domestic equities, and international equities, including both developed EAFE and emerging markets. Fixed income securities include commingled bond funds, a limited partnership bond fund, corporate bonds, non-government backed collateralized obligations and mortgage backed securities, U.S. government agency securities and strips, government bonds/notes/bills/strips, and municipal and provincial bonds and notes. Fixed income securities also include derivatives such as interest rate swaps and swaptions.

Commingled fund holdings for the Plan as of October 10, 2016, are outlined below:

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

Manager	Fund Name	Sector	% of Total Portfolio
Prudential	US Long Duration Corp Bond Fd J	Long Duration Fixed Income	13.9%
SSgA	Russell 1000 Index Fund	US Large Cap Equity	6.8%
Marathon	Marathon-London Group Trust	EAFE Equity - Active	4.4%
Cambiar	Cambiar Intl Equity Collective Investment Trust	EAFE Equity - Active	2.9%
Robeco	Global EM Equity II Fund	Emerging Mkts Equity	2.5%
Wellington	JPM PAG EM Debt Fund	Emerging Mkts Debt	2.1%
Fisher	Fisher Investments EM Equity Collective Fund	Emerging Mkts Equity	1.4%
Wellington	WTC-CIF II PGA Core High Yield Bond Fund	Fixed Income	1.2%
Investec	Investec EM Local Currency Dynamic Debt Fund LLC	Emerging Mkts Debt	0.9%
Total			36.1%

The Company has established prudent and specific investment guidelines and has hired investment managers to manage Plan assets after carefully considering the management firm's structure, investment process, research capabilities and performance relative to peers, and believes that no significant concentrations of risk exist with any given investment manager or within any single category of assets.

An investment return assumption for the Plan has been determined by applying projected capital asset pricing model market return assumptions provided by the Company's defined benefit plan advisor as well as the Plan's trustee to Plan assets on a weighted-average basis, with consideration given to target allocations for each asset class.

Fair Value of Plan Investments

Fair values of the Company's defined benefit Plan investments as of October 10, 2016, and December 31, 2015 are outlined below.

	Fair value measurements as of October 10, 2016
	Total	Quoted prices in active markets (Level 1)	Significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)
	(In millions)
Cash and cash equivalents
Cash	$202.3	$202.3	$—	$—
Trades awaiting settlement	(3.7)	(3.7)	—	—
Bank deposits, short-term bills and notes	64.3	64.3	—	—
Debt
Government securities	645.9	—	645.9	—
Corporate securities	724.7	—	724.7	—
Interest and inflation linked assets	3.1	—	3.1	—
Collateralized debt securities	6.1	—	6.1	—
Equities
Common stock	52.3	52.3	—	—
Other
Bond fund limited partnership	45.8	—	—	45.8
Total fair value of investments excluding NAV per share practical expedient	$1,740.8	$315.2	$1,379.8	$45.8

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

Total as of October 10, 2016
(In millions)
Fair value of investments excluding NAV per share practical expedient	$1,740.8
Fair value of investments using NAV per share practical expedient
Debt funds	491.3
Equity funds	491.5
Total fair value of plan assets	$2,723.6

	Fair value measurements as of December 31, 2015[1]
	Total	Quoted prices in active markets (Level 1)	Significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)
	(In millions)
Cash and cash equivalents
Cash	$214.7	$214.7	$—	$—
Trades awaiting settlement	(15.8)	(15.8)	—	—
Bank deposits, short-term bills and notes	65.9	65.9	—	—
Debt
Government securities	611.7	—	611.7	—
Corporate securities	616.2	—	616.2	—
Interest and inflation linked assets	8.4	—	8.4	—
Collateralized debt securities	2.7	—	2.7	—
Equities
Common stock	41.6	41.6	—	—
Other
Bond fund limited partnership	41.3	—	—	41.3
Total fair value of investments excluding NAV per share practical expedient	$1,586.7	$306.4	$1,239.0	$41.3
[1] Amounts have been adjusted to reflect the change in presentation for investments using the NAV per share practical expedient and are excluded from the fair value hierarchy and level 3 rollforward. See reconciliation below and Note 1, "Basis of Presentation" for further discussion.

Total as of December 31, 2015
(In millions)
Fair value of investments excluding NAV per share practical expedient	$1,586.7
Fair value of investments using NAV per share practical expedient
Debt funds	430.8
Equity funds	404.9
Total fair value of plan assets	$2,422.4

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

The following represents the Level 3 rollforward for our defined pension plan assets:

Amount (in millions)

Balance at December 31, 2015	$41.3
Total gain or loss (realized/unrealized):
Realized gain (loss)	—
Unrealized gain (loss)	4.5
Purchases, issuances, settlements	—
Transfers in (out) of Level 3	—
Foreign exchange translation gain (loss)	—
Balance at October 10, 2016	$45.8

Valuation Methodologies

Outlined below are the valuation techniques used to determine the fair value of various types of plan investments:

•
Cash and short-term instruments - Includes cash, trades awaiting settlement, bank deposits, short-term bills and short-term notes. We include these items in Level 1 of this hierarchy, as the values are derived from quoted prices in active markets. Our "trades awaiting settlement" category includes payables and receivables associated with asset purchases and sales that are awaiting final cash settlement as of period end due to the use of trade date accounting for our pension plans assets. These payables and receivables normally settle within a few business days of the purchase or sale of the respective assets. The respective assets are included in or removed from our period end plan assets and categorized in their respective asset categories in the fair value hierarchy above.

•
Debt securities - Includes various government and corporate fixed income securities and interest and inflation-linked assets such as bonds and swaps, collateralized securities, and other debt securities. The majority of the plans' fixed income assets trade on "over the counter" exchanges, which provides observable inputs that are the primary data used to determine each individual investment's fair value. We also use independent pricing vendors, as well as matrix pricing techniques. Matrix pricing uses observable data from other similar investments as the primary input to determine the individual security's fair value. Government and corporate fixed income securities are generally classified as Level 2 in the fair value hierarchy as they are valued using observable inputs.

•
Equities - Includes publicly traded common and other equity-like holdings, primarily publicly traded common stock and real estate investment trusts. Equity assets are well diversified between international and domestic investments. We consider equities quoted on public exchanges as Level 1 while other assets that are not quoted on public exchanges but valued using significant observable inputs as Level 2 depending on the individual asset's characteristics.

•	Other - Includes limited partnerships. Limited partnerships are included in Level 3 as the values are based upon the use of unobservable inputs.

•
NAV per share practical expedient - Includes our debt funds, equity funds and real estate fund holdings. The market values for these funds are based on the net asset values multiplied by the number of shares owned.

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

Pension Expense

The following represents the Company's net periodic pension cost:

	For the period January 1 through October 10	For the years ended December 31
	2016	2015	2014
	(In millions)
Components of net periodic pension cost:
Service cost	$0.2	$0.3	$0.3
Administrative expenses	6.8	10.7	12.0
Interest cost	84.1	114.0	124.5
Expected return on plan assets	(102.2)	(142.8)	(136.2)
Amortization of prior service cost	0.1	0.1	0.1
Amortization of actuarial loss	27.4	36.0	29.6
Settlement losses/termination benefits	0.4	43.1	—
Net periodic pension cost	$16.8	$61.4	$30.3

Net periodic pension cost for the year ended December 31, 2015, includes a partial settlement loss of $42.4 million which has been classified as a special item and included in settlement losses/termination benefits in the above table. See Note 3, "Special Items" for additional details.

Pension expense is actuarially calculated annually based on data available at the beginning of each year. Assumptions used in the calculation include the settlement discount rate, expected rate of return on investments and rate of compensation increases and are detailed in the table below.

	For the period January 1 through October 10	For the years ended December 31
	2016	2015	2014
Weighted-average assumptions:
Discount rate[1]	3.94%	3.66%	4.48%
Expected return on plan assets	5.50%	5.50%	6.00%
Rate of compensation increases	2.00%	2.75%	2.80%

[1] Rate utilized based on the Citigroup Pension Liability Index and combined projected cash flows at period end for the following year's pension expense.

Contributions

The Company expects that its contributions to the defined benefit plans will be in the range of $65 million to $100 million during 2017.

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

Benefit Payments

The benefits expected to be paid by the defined benefit plans for the years ending December 31 are as follows:

Amount
(In millions)
2016-remaining	$41.9
2017	196.7
2018	179.9
2019	180.3
2020	180.9
2021	180.3
2022-2026	873.7

The most recent valuation of the pension plans was completed by an independent actuary as of October 10, 2016.

Change in Accumulated Other Comprehensive Loss

Changes in pension plan assets and benefit obligations recognized in accumulated other comprehensive loss are as follows:

Amount
(In millions)
Accumulated other comprehensive loss as of December 31, 2014:	$1,099.0
Amortization of prior service cost	(0.1)
Amortization of actuarial loss	(36.0)
Settlement losses	(43.1)
Current period actuarial loss	9.0
Accumulated other comprehensive loss as of December 31, 2015:	$1,028.8
Amortization of prior service cost	(0.1)
Amortization of actuarial loss	(27.4)
Settlement losses	(0.4)
Current period actuarial gain	(15.2)
Accumulated other comprehensive loss as of October 10, 2016:	$985.7
11. Postretirement Benefits
The Company has postretirement plans that provide medical benefits, life insurance and, in some cases, dental and vision coverage for retirees and eligible dependents. The plans are not funded. The Company's postretirement health plan qualifies for the federal subsidy under the Medicare Prescription Drug Improvement and Modernization Act of 2003 (“the Act”) because the prescription drug benefits provided under the Company's postretirement health plan for Medicare eligible retirees generally require lower premiums from covered retirees and have lower co-payments and deductibles than the benefits provided in Medicare Part D and, accordingly, are actuarially equivalent to or better than the benefits provided under the Act. The benefits paid, including prescription drugs, were $28.2 million for the period of January 1, 2016, through October 10, 2016, and $37.9 million for the year ended December 31, 2015. Subsidies of $0.3 million for the period of January 1, 2016, through October 10, 2016, and $0.5 million for the year ended December 31, 2015, were received.

As part of the Eden brewery closure in September 2016, the hourly employee separations resulted in a significant reduction in the future years of service for a significant number of participants resulting in a curtailment event under U.S. GAAP. This resulted in a curtailment gain of $25.7 million which is reflected in the net periodic pension cost. See Note 3, “Special Items” for additional information.

The Company amended certain postretirement health plans to discontinue its sponsorship of post-65 medical benefits for certain current and future retirees, replacing them with a notional health reimbursement account that retirees can access for the purchase of individual plans offered by insurance companies as well as other related medical expenses. These changes resulted in a prior service credit recognized in other comprehensive loss of $13.0 million for the period of January 1, 2016 to October 10, 2016 and $27.2 million for the year ended December 31, 2015.

The following represents the Company's net periodic postretirement benefit cost:

	For the period January 1 through October 10	For the years ended December 31
	2016	2015	2014
	(In millions)
Components of net periodic postretirement benefit cost:
Service cost	$8.9	$14.9	$15.2
Interest cost	21.1	30.6	31.5
Amortization of prior service credit	(5.9)	(6.6)	(8.7)
Amortization of actuarial loss	8.1	17.0	9.7
Curtailment gain	(25.7)	—	—
Net periodic postretirement benefit cost	$6.5	$55.9	$47.7

The costs under these plans were determined by the terms of the plans separately for retirees who were former employees of Coors and retirees who were former employees of Miller, together with the relevant actuarial assumptions and health care cost trend rates. These assumptions are detailed in the table below.

For the period ended October 10, 2016
Discount rate	3.92%
Health care cost trend rate	Ranging ratable from 7.0% in 2016 to 5.0% in 2024

For the year ended December 31, 2015
Discount rate	3.67%
Health care cost trend rate	Ranging ratable from 7.0% in 2015 to 5.0% in 2019

For the year ended December 31, 2014
Discount rate	4.42%
Health care cost trend rate	Ranging ratable from 7.0% in 2014 to 5.0% in 2018

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

Changes in the projected benefit obligation and plan assets and funded status of the postretirement benefit plans are as follows:

	As of October 10	As of December 31
	2016	2015
	(In millions)
Change in projected benefit obligation:
Projected benefit obligation, beginning of period	$759.0	$875.7
Service cost	8.9	14.9
Interest cost	21.1	30.6
Plan amendments	(13.0)	(27.2)
Actuarial loss/(gain)	1.3	(97.1)
Benefits paid	(28.2)	(37.9)
Curtailment	(14.7)	—
Projected benefit obligation, end of period	$734.4	$759.0
Change in plan assets:
Fair value of plan assets, beginning of period	$—	$—
Employer contributions	28.2	37.9
Benefits paid	(28.2)	(37.9)
Fair value of plan assets, end of period	$—	$—
Funded status at end of period:
Projected benefit obligation	$(734.4)	$(759.0)
Fair value of plan assets	—	—
Funded status—unfunded	$(734.4)	$(759.0)
Amounts recognized in the consolidated balance sheets:
Current liabilities	$(44.3)	$(44.6)
Noncurrent liabilities	(690.1)	(714.4)
Total	$(734.4)	$(759.0)
Amounts included in accumulated other comprehensive (income) loss:
Net actuarial loss	$112.7	$119.4
Prior service credit	(41.0)	(44.8)
Total	$71.7	$74.6

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

The estimated prior service credit and net actuarial loss for defined benefit postretirement plans that will be amortized from accumulated other comprehensive loss into net periodic postretirement benefit cost over the next year are $7.2 million and $10.8 million, respectively.

The obligations under these plans were determined by the terms of the plans separately for retirees who were former employees of Coors and retirees who were former employees of Miller, together with the relevant actuarial assumptions and health care cost trend rates. Updated actuarial mortality tables were included in the calculation of the benefit obligation as of October 10, 2016. These assumptions are detailed in the table below.

As of October 10, 2016
Discount rate	3.21%
Health care cost trend rate	Ranging ratable from 7.0% in 2016 to 5.0% in 2025

As of December 31, 2015
Discount rate	3.92%
Health care cost trend rate	Ranging ratable from 7.0% in 2016 to 5.0% in 2024

The assumed health care cost trend rates have an effect on the amounts reported for other postretirement benefits. A 1% change in the assumed health care cost trend rate would have the following effects:

	1% increase	1% decrease
	(In millions)
Effect on annual total of service and interest cost components of expense	$4.0	$(3.2)
Effect on postretirement benefit obligation	42.4	(37.5)

Benefit Payments

The benefits expected to be paid by the plans for the years ending December 31 are as follows:

Amount
(In millions)
2016-remaining	$10.1
2017	44.2
2018	44.7
2019	45.2
2020	45.6
2021	45.6
2022-2026	219.2

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

Change in Accumulated Other Comprehensive Loss

Changes in postretirement benefit plan assets and benefit obligations recognized in accumulated other comprehensive loss were as follows:

Amount
(In millions)
Accumulated other comprehensive loss as of December 31, 2014:	$209.3
Amortization of prior service credit	6.6
Amortization of actuarial loss	(17.0)
Current period actuarial gain	(97.1)
Plan amendments	(27.2)
Accumulated other comprehensive loss as of December 31, 2015:	$74.6
Amortization of prior service credit	5.9
Amortization of actuarial loss	(8.1)
Current period actuarial loss	1.3
Plan amendments	(13.0)
Curtailment gain	11.0
Accumulated other comprehensive loss as of October 10, 2016:	$71.7

12. Capital Stock
The capital stock in the Company is divided between Class A (840,000 shares issued and authorized) and Class B (160,000 shares issued and authorized). The Class A shares have voting rights and the Class B shares have no voting rights. The Shareholders are not obligated for the debts and obligations of the Company. Capital stock held by the Shareholders as of October 10, 2016, and December 31, 2015 is as follows:

Number of shares
Class A
Miller (nominal value $0.001 per share)	420,000
Coors (nominal value $0.001 per share)	420,000
840,000
Class B
Miller (nominal value $0.001 per share)	160,000

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

13. Accumulated Other Comprehensive Income (Loss)
Changes in the components of accumulated other comprehensive income (loss), which are recorded within shareholders' investment, are as follows:

	Gain (loss) on derivative instruments	Pension and other postretirement benefit adjustments	Accumulated other comprehensive income (loss)
	(In millions)
Balance as of December 31, 2013	$(53.0)	$(993.9)	$(1,046.9)
Unrealized loss on derivative instruments	(8.0)	—	(8.0)
Reclassification of derivative losses to income	28.3	—	28.3
Current period actuarial loss	—	(346.5)	(346.5)
Prior service credit/plan amendments	—	1.4	1.4
Amortization of net prior service credits and net actuarial losses to income	—	30.7	30.7
Net current-period other comprehensive (loss) income	$20.3	$(314.4)	$(294.1)
Balance as of December 31, 2014	$(32.7)	$(1,308.3)	$(1,341.0)
Unrealized loss on derivative instruments	(130.7)	—	(130.7)
Reclassification of derivative losses to income	41.1	—	41.1
Current period actuarial gain	—	88.1	88.1
Prior service credit/plan amendments	—	27.2	27.2
Amortization of net prior service credits and net actuarial losses to income	—	89.6	89.6
Net current-period other comprehensive (loss) income	$(89.6)	$204.9	$115.3
Balance as of December 31, 2015	$(122.3)	$(1,103.4)	$(1,225.7)
Unrealized gain on derivative instruments	42.6	—	42.6
Reclassification of derivative losses to income	45.8	—	45.8
Current period actuarial gain	—	13.9	13.9
Prior service credit/plan amendments	—	13.0	13.0
Amortization of net prior service credits and net actuarial losses to income	—	30.1	30.1
Curtailment gain	—	(11.0)	(11.0)
Net current-period other comprehensive (loss) income	$88.4	$46.0	$134.4
Balance as of October 10, 2016	$(33.9)	$(1,057.4)	$(1,091.3)

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

Reclassifications from AOCI to income:

	For the period January 1 through October 10	For the years ended December 31
	2016	2015	2014
	Reclassifications from AOCI			Location of gain (loss) recognized in income
	(In millions)
Gain (loss) on cash flow hedges:
Commodity swaps	$(45.8)	$(41.1)	$(28.3)	Cost of goods sold
Net income (loss) reclassified	$(45.8)	$(41.1)	$(28.3)

Amortization of defined benefit pension and other postretirement benefit plan items:
Prior service benefit	$5.8	$6.5	$8.6	(1)
Net actuarial (loss)	(35.5)	(53.0)	(39.3)	(1)
Settlement losses	(0.4)	(43.1)	—	(1)
Curtailment gain	11.0	—	—	(1)
Net income (loss) reclassified	$(19.1)	$(89.6)	$(30.7)

Total income (loss) reclassified	$(64.9)	$(130.7)	$(59.0)

(1) These components of AOCI are included in the computation of net periodic pension and other postretirement benefit cost recognized in marketing, general and administrative expenses and special items. See Note 3, "Special
Items", Note 10, "Employee Retirement Plans" and Note 11, "Postretirement Benefits" for additional details.

Only state income tax would be applicable to certain AOCI activity presented in the above table, and thus the income tax impact has been deemed immaterial. See Note 1, "Basis of Presentation and Summary of Significant Accounting Policies" for further information.

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

14. Transactions with Affiliates
Transactions with affiliates include service agreement arrangements, the purchase and sale of beer and other charges for goods and services incurred on behalf of related parties.

The Company participates in four service arrangements that began on July 1, 2008. These agreements are with Miller and Molson Coors, in which the Company serves as both the recipient and provider of services. Each service agreement is made between the two respective parties only. However, for the services supplied to Miller, this also includes Miller Brewing International and other subsidiaries of Miller. Services supplied to Molson Coors also include services to Coors Brewing Company and other subsidiaries of Molson Coors. The service arrangement charges and other costs to/from Miller and Molson Coors are as follows:

	For the period January 1 through October 10	For the years ended December 31
	2016	2015	2014
	(In millions)
To Miller	$1.6	$2.0	$1.3
To Molson Coors	0.9	0.9	1.0
From Molson Coors	1.9	2.6	2.4

Outside of the service agreement, affiliate transactions relate mainly to beer sales and purchases. The following summarizes sales/purchases of beer and other transactions to/from affiliates:

	For the period January 1 through October 10	For the years ended December 31
	2016	2015	2014
	(In millions)
Sales of beer to Miller Brewing International	$58.6	$89.5	$86.3
Sales of beer to Molson Coors	32.0	43.2	37.3
Purchases of beer from Molson Coors	7.5	11.7	13.1
Purchases of beer from SABMiller	25.9	32.4	34.5
Royalties to SABMiller	13.2	16.0	11.7
Sales of hops to SABMiller	4.2	4.3	4.1

The Company leases water rights in Colorado for use at the Golden, Colorado, brewery from a Molson Coors subsidiary at no cost.

Amounts due from affiliates are as follows:

	As of October 10	As of December 31
	2016	2015
	(In millions)
SABMiller and subsidiaries	$13.3	$18.2
Molson Coors and subsidiaries	9.9	9.2
Total	$23.2	$27.4

Amounts due from SABMiller and subsidiaries represent open receivables under the contract brewing arrangement with Miller Brewing International, the service agreement and other charges for goods and services. Amounts due from Molson Coors and subsidiaries relate to costs associated with export beer production, the service agreement and other charges for goods and services.

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

Amounts due to affiliates are as follows:

	As of October 10	As of December 31
	2016	2015
	(In millions)
SABMiller and subsidiaries	$8.2	$6.0
Molson Coors and subsidiaries	1.9	1.6
Total	$10.1	$7.6

Amounts due to Molson Coors and subsidiaries relate mainly to the purchase of beer and charges for services provided under the service agreement. Amounts due to SABMiller and subsidiaries include amounts owed for purchases of beer and charges for goods and services.

The Company recorded costs of $89.2 million for the purchase of packaging materials from Graphic Packaging Corporation (“GPC”) as a related party for the year ended December 31, 2014. GPC was a related party due to ownership of GPC and the Company by certain Coors family trusts and the Adolph Coors Foundation. During 2014, certain Coors family trusts and the Adolph Coors Foundation sold their ownership of Graphic Packaging Corporation and, from that point, GPC was no longer a related party of the Company.
15. Commitments and Contingencies
The Company leases certain facilities and equipment under non-cancelable agreements pertaining to property, plant and equipment accounted for as operating leases. The commitments are with numerous vendors and the term of each commitment can vary in length from one to fifteen years. Future minimum lease payments under these leases as of October 10, 2016, are as follows:

Amount
(In millions)
2016-remaining	$4.4
2017	20.6
2018	18.7
2019	15.6
2020	12.6
2021	10.0
Thereafter	17.2
Total	$99.1

Total rent expense was $21.5 million for the period of January 1, 2016, through October 10, 2016, and $25.4 million and $24.9 million for the years ended December 31, 2015 and 2014, respectively.

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

Supply Contracts

The Company has various long-term supply contracts with unrelated third parties to purchase certain materials used in the brewing and packaging of its products. The contracts are generally at market rate and the terms generally stipulate that the Company must use the designated supplier for an expected minimum percentage of its annual purchase requirements of the specified material. The amounts in the table do not represent all anticipated payments under long-term contracts. Rather, they represent unconditional and legally enforceable committed expenditures:

Amount
(In millions)
2016-remaining	$47.8
2017	36.8
2018	36.3
2019	12.9
2020	7.2
2021	5.6
Thereafter	0.1
Total	$146.7

Advertising and Promotions

The Company has entered into various long-term non-cancelable commitments pertaining to advertising, marketing services and promotions. The commitments are with numerous vendors and the term of each commitment can vary in length from one year to several years.

As of October 10, 2016, the future non-cancelable advertising and promotions commitments are as follows:

Amount
(In millions)
2016-remaining	$18.5
2017	125.0
2018	87.5
2019	56.9
2020	41.5
2021	17.2
Thereafter	49.9
Total	$396.5

Environmental

Periodically, the Company is involved in various environmental matters. Although it is difficult to predict the Company's liability with respect to these matters, future payments, if any, would be made over a period of time in amounts that would not be material to the Company's financial position or results of operations. The Company believes that adequate reserves have been provided for environmental costs that are probable as of October 10, 2016.

Letters of Credit

The Company had approximately $17 million outstanding in letters of credit, of which $12 million supports insurance arrangements, as of October 10, 2016. These letters of credit expire at various times throughout 2017 and contain a clause which will automatically renew them for an additional year if no cancellation notice is submitted. The remaining $5 million supports a tax increment financing agreement associated with the Company's Chicago headquarters. This letter of credit increases each December by approximately $1 million until 2016 and may be extended annually thereafter, with a final expiration of December 9, 2021.

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

Litigation and Other Disputes

The Company is involved in disputes and legal actions arising in the ordinary course of business. While it is not feasible to predict or determine the outcome of these proceedings, management believes, based on a review with legal counsel, none of these disputes and legal actions are expected to have a material impact on the Company's consolidated financial position, results of operations or cash flows. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters, may arise from time to time that may harm the Company. The Company believes adequate reserves have been provided for probable legal costs as of October 10, 2016.

16. Share-Based Payments

As of October 10, 2016, the Company had three significant share-based compensation plans. In addition, see Note 1, "Basis of Presentation and Summary of Significant Accounting Policies," for information on share-based compensation plans where employees of the Company were granted awards while employed by the Shareholders prior to the formation of the Company.

MillerCoors share appreciation rights

The Company issued MillerCoors share appreciation rights ("SARs") to certain employees that were granted with an exercise price equal to the fair value of a share of its internally valued stock on the date of grant and were last issued during the year ended December 31, 2012. The shares are valued using the income and market approaches. The MillerCoors SARs have a term of seven to ten years and vested proportionally over 2½ to 5 years depending on the specific issuance. The Company values the MillerCoors SARs using the Black-Scholes valuation model. The Company accounts for the awards on a liability basis as the MillerCoors SARs are settled in cash.

Shareholder share appreciation rights

The Company issues Shareholder SARs to certain employees that are granted with an exercise price equal to the fair value of a share of the respective Shareholders’ stock on the date of grant and were first issued during the year ended December 31, 2013. The shares are valued using published market prices. The Shareholder SARs have a term of ten years and vest proportionally over three years. The Company values the Shareholder SARs using the Black-Scholes valuation model. The Company accounts for the awards on a liability basis as the Shareholder SARs are settled in cash.

Performance shares

Performance shares are granted to certain employees and are contingent upon achieving certain performance targets at the end of the performance period. The performance period is one or three years. Vesting occurs at the end of the three year vesting period. The ultimate number of performance shares awarded will be determined at the close of the performance period based on performance against the pre-determined targets for the specific grant. Employees will receive a cash payment based on the number of performance shares awarded at the fair value of internally valued MillerCoors shares on the vesting date. The Company accounts for the awards on a liability basis as the performance shares are settled in cash.

Information on the Company's performance share plan is presented below:

	As of October 10	As of December 31
	2016	2015	2014
Shares issued during the period	1,010,501	921,453	1,641,596
Unvested shares	2,927,923	2,092,933	3,086,569
Weighted-average fair value (per share)	$16.05	$14.99	$14.38

Based on actual results to date, estimates of future performance and expected events upon close of the Acquisition, the weighted-average assumed performance achievement for all outstanding awards as of October 10, 2016, is 110% of the targeted awards. The ultimate fair value cash payments of the outstanding performance shares will be expensed over the vesting period for the shares that are expected to ultimately vest. There was $27.8 million of unrecognized compensation cost related to the unvested shares based on the year-end target performance assumptions and fair value of internally valued MillerCoors shares as of October 10, 2016.

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

The following table summarizes components of the cash-based compensation recorded as expense:

	For the period January 1 through October 10	For the years ended December 31
	2016	2015	2014
	(In millions)
SARs	$1.7	$7.1	$6.5
Performance shares	6.1	9.3	8.8
Total	$7.8	$16.4	$15.3

The fair value of SARs granted in 2016, 2015 and 2014 was determined on the date of grant using the Black-Scholes valuation model with the following weighted-average assumptions:

	Shareholder SARs
	2016	2015	2014
Expected life (in years)	4.0	6.7	6.4
Expected volatility	23.47%	24.47%	23.50%
Dividend yield	1.75%	1.70%	2.30%
Risk-free interest rate	1.52%	1.49%	1.74%
Weighted-average fair value (per share)	$14.22	$13.20	$9.31

The risk-free interest rate utilized is based on benchmark yields with a maturity equal to the term of the grant. Expected volatility is based on comparable company volatility over a period consistent with the expected life. The dividend yield is based on the average historic dividend yield. The expected life is estimated based upon observations of historical employee option exercise patterns and trends of the Shareholders.

SARs outstanding as of October 10, 2016, and the changes during the year are presented below:

	SARs	Weighted-average exercise price	Weighted-average remaining contractual life	Aggregate intrinsic value
		(Per share)	(Years)	(In millions)
MillerCoors SARs
As of December 31, 2015	1,948,452	$10.74	5.2	$8.3
Granted	—
Exercised	(744,484)	10.70
Forfeited	—
As of October 10, 2016	1,203,968	$10.77	4.6	$6.4

Shareholder SARs
As of December 31, 2015	568,561	$49.99	8.0	$15.0
Granted	75,287	84.14
Exercised	(201,702)	45.42
Forfeited	(52,905)	49.38
As of October 10, 2016	389,241	$55.98	7.8	$13.6

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

SARs exercisable and unvested are presented below:

	SARs	Weighted-average exercise price	Weighted-average remaining contractual life	Aggregate intrinsic value
		(Per share)	(Years)	(In millions)
MillerCoors SARs
SARs exercisable
October 10, 2016	1,203,968	$10.77	4.6	$6.4
December 31, 2015	1,948,452	$10.74	5.2	$8.3
SARs unvested
October 10, 2016	—	$—	—	$—
December 31, 2015	—	$—	—	$—

Shareholder SARs
SARs exercisable
October 10, 2016	185,333	$46.64	7.0	$7.8
December 31, 2015	261,963	$46.45	7.5	$7.5
SARs unvested
October 10, 2016	203,908	$64.46	8.5	$5.8
December 31, 2015	306,598	$53.02	8.3	$7.5

Total compensation cost related to unvested SARs not yet recognized was $2.0 million as of October 10, 2016. This compensation expense is expected to be recognized over a weighted-average period of approximately 1.5 years.

17. Business Combinations
During the period ended October 10, 2016, the Company acquired a controlling interest in three craft breweries: Terrapin Beer Company, LLC ("TBC"), McKenzie River Brewing Company, LLC d/b/a Hop Valley Brewing Company ("HVBC") and Revolver Brewing, LLC ("RB"), (individually the “Acquiree” or collectively the “Craft Acquisitions” or the "Acquirees").
The Company had previously purchased a minority interest in TBC in 2012 that was accounted for under the equity method of accounting. The Company acquired an additional interest in TBC on August 16, 2016 resulting in a majority ownership interest and control held by the Company. TBC is based in Athens, Georgia. TBC is a craft brewery with sales primarily in the southeastern region of the United States. As a result of the acquisition of a majority interest and control of TBC, the Company recorded a gain for the remeasurement to fair value of the previously held equity interest in TBC before the business combination in the amount of $8.5 million which was recognized as a Special Item. See Note 3, "Special Items".

The Company acquired a majority interest and control of HVBC on September 14, 2016. HVBC is based in Eugene, Oregon. HVBC is a craft brewery with sales primarily in the northwest region of the United States.

The Company acquired a majority interest and control of RB on September 9, 2016. RB is based in Granbury, Texas. RB is a craft brewery with sales primarily in the southcentral region of the United States.

The Craft Acquisitions were accounted for using the acquisition method of accounting. The operating results and cash flows of the Acquirees are included in the Company’s consolidated financial statements from the respective dates the Company acquired a majority interest and control.

Pursuant to the respective purchase agreements, the Company is required to purchase the remaining ownership interest in the Acquirees at a future date in an amount based on future performance of the respective Acquiree. In the aggregate, as of October 10, 2016, total consideration expected to be transferred related to the Craft Acquisitions is estimated to be $217.0 million.  The consideration transferred for the majority interest during the period ended October 10, 2016 was $137.6 million in the aggregate.  The future variable consideration is accounted for as mandatorily redeemable non-controlling interests (“NCI”) and is remeasured each period based on the forecasted future performance of the Acquirees in accordance with the respective purchase agreements. Adjustments in the carrying value of the mandatorily redeemable NCI will be recorded as interest income or expense until settled. As of October 10, 2016, $65.1 million was recorded within Other Liabilities for the mandatorily redeemable NCI. The amount recorded represents the expected aggregate variable consideration on the respective settlement dates of $79.4 million discounted using a 6.5% rate and is classified as a Level 3 measurement in the fair value hierarchy.  The aggregate variable consideration upon the settlement dates, which vary depending on the purchase agreement, may range from zero to a maximum of $290.0 million. There were no adjustments to the mandatorily redeemable NCI from the respective acquisition dates to October 10, 2016.

The Company has recorded a preliminary allocation of the purchase price for tangible and intangible assets acquired and liabilities assumed based on their fair values as of the acquisition dates.  Brand intangibles, with a useful life of 10 years, totaled $80.0 million. The preliminary purchase price allocation resulted in goodwill of $122.8 million, of which none is deductible for tax purposes. Goodwill generated from the Craft Acquisitions is primarily attributed to expected synergies from leveraging the Company’s distribution and sales network. Other than the goodwill, brand intangibles and NCI, there were no other assets acquired or liabilities assumed that are material for disclosure individually or in the aggregate. Proforma results of operations data has not been presented as the impact of the acquisitions, individually and in the aggregate, on the Company's financial statements is not material.

The preliminary allocation of the purchase price is based on the preliminary valuations performed to determine the fair value of the net assets as of the acquisition date and are subject to final adjustments to reflect the final valuations.
18. Subsequent Events
The Company has evaluated subsequent events through the date that the financial statements were issued, February 14, 2017, and has determined that other than the Acquisition described in Note 1, "Basis of Presentation and Summary of Significant Accounting Policies", there are no events to report.
19. Supplemental Guarantor Information
In conjunction with the Acquisition, MillerCoors LLC and its subsidiary, Jacob Leinenkugel Brewing Co., LLC, became subsidiary guarantors to current and future debt of Molson Coors Brewing Company. In connection with Molson Coors Brewing Company's Registration Statement on Form S-4 to be filed with Securities and Exchange Commission on November 1, 2017, we have presented supplemental guarantor financial information under Rule 3-10(g) of Regulation S-X,

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

including condensed consolidating information for MillerCoors LLC, a “recently acquired guarantor." For purposes of this Note 19, including the tables, "Parent and Subsidiary Guarantors" shall mean MillerCoors LLC and Jacob Leinenkugel Brewing Co., LLC. Refer to Note 17 "Supplemental Guarantor Information" within Molson Coors Brewing Company's Quarterly Report on Form 10-Q filed with the SEC on November 1, 2017, for additional information including details regarding guaranteed debt securities.

The following information sets forth the condensed consolidating statement of operations for the period January 1, 2016 through October 10, 2016, condensed consolidating balance sheet as of October 10, 2016, and condensed consolidating statement of cash flow for the period January 1, 2016 through October 10, 2016. Investments in subsidiaries are accounted for under the equity method; accordingly, entries necessary to consolidate the Parent & Subsidiary Guarantors and all non-guarantor subsidiaries are reflected in the eliminations column.

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

Condensed Consolidating Statement of Operations
For the period January 1, 2016 through October 10, 2016
(In millions)

	Parent and Subsidiary Guarantors	Subsidiary Non Guarantors	Eliminations	Consolidated
Sales	$6,973.1	$324.0	$(309.9)	$6,987.2
Excise taxes	(861.0)	(1.3)	0.5	(861.8)
Net sales	6,112.1	322.7	(309.4)	6,125.4
Cost of goods sold	(3,473.6)	(293.2)	309.4	(3,457.4)
Gross profit	2,638.5	29.5	—	2,668.0
Marketing, general and administrative expenses	(1,400.0)	(13.2)	—	(1,413.2)
Special items	(85.6)	—	—	(85.6)
Equity income in subsidiaries	6.1	—	(6.1)	—
Operating income	1,159.0	16.3	(6.1)	1,169.2
Other income (expenses):
Interest expense, net	(1.0)	(0.4)	—	(1.4)
Other income, net	3.6	0.1	—	3.7
Total other income (expense)	2.6	(0.3)	—	2.3
Income before income taxes	1,161.6	16.0	(6.1)	1,171.5
Income tax benefit (expense)	(4.4)	1.1	—	(3.3)
Net income	1,157.2	17.1	(6.1)	1,168.2
Net income attributable to noncontrolling interests	—	(11.0)	—	(11.0)
Net income attributable to MillerCoors LLC	$1,157.2	$6.1	$(6.1)	$1,157.2
Comprehensive income attributable to MillerCoors LLC	$1,291.6	$6.1	$(6.1)	$1,291.6

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

Condensed Consolidating Balance Sheet
As of October 10, 2016
(In millions)

	Parent and Subsidiary Guarantors	Subsidiary Non Guarantors	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$27.4	$11.6	$—	$39.0
Accounts receivable, net	361.2	9.4	—	370.6
Due from affiliates	23.2	—	—	23.2
Inventories, net	432.3	31.6	—	463.9
Derivative financial instruments	2.3	—	—	2.3
Prepaid assets	78.0	0.9	—	78.9
Intercompany accounts receivable	104.9	46.8	(151.7)	—
Total current assets	1,029.3	100.3	(151.7)	977.9
Property, plant and equipment, net	2,793.9	81.1	—	2,875.0
Goodwill	4,345.1	137.8	—	4,482.9
Other intangible assets, net	1,684.4	150.1	—	1,834.5
Net investment in and advances to subsidiaries	321.8	—	(321.8)	—
Derivative financial instruments	8.2	—	—	8.2
Other assets	47.0	0.2	—	47.2
Total assets	$10,229.7	$469.5	$(473.5)	$10,225.7
Liabilities and Shareholders' Investment
Current liabilities:
Accounts payable and other current liabilities	$1,126.5	$14.3	$—	$1,140.8
Intercompany accounts payable	46.8	104.9	(151.7)	—
Total current liabilities	1,173.3	119.2	(151.7)	1,140.8
Pension and postretirement benefits	1,009.7	—	—	1,009.7
Derivative financial instruments	13.5	—	—	13.5
Other liabilities	210.9	10.6	—	221.5
Total liabilities	2,407.4	129.8	(151.7)	2,385.5
Total interest attributable to shareholders	7,822.3	321.8	(321.8)	7,822.3
Noncontrolling interest	—	17.9	—	17.9
Total shareholders' investment	7,822.3	339.7	(321.8)	7,840.2
Total liabilities and shareholders' investment	$10,229.7	$469.5	$(473.5)	$10,225.7

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

Condensed Consolidating Statement of Cash Flow
For the period January 1, 2016 through October 10, 2016
(In millions)

	Parent and Subsidiary Guarantors	Subsidiary Non Guarantors	Eliminations	Consolidated
Net cash provided by operating activities	$1,188.7	$50.9	$(13.2)	$1,226.4
Cash flows from investing activities:
Additions to property, plant and equipment	(265.4)	(9.1)	—	(274.5)
Proceeds from sale of assets	7.7	0.1	—	7.8
Acquisition of businesses, net of cash acquired	(137.6)	2.7	—	(134.9)
Other	(0.2)	—	—	(0.2)
Net cash used in investing activities	(395.5)	(6.3)	—	(401.8)
Cash flows from financing activities:
Net contributions and distributions to shareholders	(766.2)	—	—	(766.2)
Payments on debt	—	(14.4)	—	(14.4)
Net contributions and distributions to noncontrolling interests	—	(13.2)	—	(13.2)
Other	(7.4)	—	—	(7.4)
Net intercompany financing activity	3.0	(16.2)	13.2	—
Net cash used in financing activities	(770.6)	(43.8)	13.2	(801.2)
Cash and cash equivalents:
Net increase in cash and cash equivalents	22.6	0.8	—	23.4
Balance of cash and cash equivalents at beginning of period	4.8	10.8	—	15.6
Balance of cash and cash equivalents at end of period	$27.4	$11.6	$—	$39.0

MillerCoors LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

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MillerCoors LLC and Subsidiaries Consolidated Balance Sheets (In millions, except shares)

MillerCoors LLC and Subsidiaries Consolidated Statements of Operations and Comprehensive Income (Loss) (In millions)

MillerCoors LLC and Subsidiaries Consolidated Statements of Cash Flows (In millions)

MillerCoors LLC and Subsidiaries Consolidated Statements of Shareholders' Investment (In millions)

MillerCoors LLC and Subsidiaries Notes to Consolidated Financial Statements